FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on January 27, 2022 (the “Amendment Effective Date”) by and between Shift Platform, Inc. (the “Company”) and Oded Shein (the “Executive”), collectively referred to herein as the “Parties.”

WHEREAS, the Parties entered into that certain Employment Agreement dated as of March 15, 2021 (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.Amendment to Section 280G Provision. Section 13 of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“Application of Section 280G. If a determination is made that any of the payments and/or benefits received or to be received by the Executive in connection with a Change of Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise, constitute “parachute payments” within the meaning of Code Section 280G (collectively, “280 Payments”) and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then such payments to Executive under this Section 13 shall be equal to either (i) the largest portion of the 280G Payments that would still result in no portion of the 280G Payments being subject to the Excise Tax (the “Reduced Payment”) or (ii) the total 280G Payments, whichever ((i) or (ii)) is determined will result in the Executive’s receipt, on an after-tax basis, of the greater after tax payment. The Excise Tax calculation shall be based on a reasonable determination with respect to the value, if any, which can be assigned to any restrictive covenants in effect for the Executive, and the Reduced Payment shall be determined so that the economic loss to the Executive as a result of the reduction shall be minimized to the extent permissible under Code Sections 280G and 409A. Finally, all determinations to be made under this Section 13 shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to the Change of Control (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change of Control. Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section 13 shall be borne solely by the Company.”

2.Amendment to Cause Definition. Section 14(a) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive has been convicted or entered a plea of guilty or nolo contendere in a federal or state court of a crime classified as a felony or a crime involving moral turpitude;

(ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of any Company Entity which alone or together with related actions or inactions involve assets of more than a de minimis amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to the Executive’s office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Company Entities, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of the Executive (or the Executive’s relatives or other similar close relations, as applicable) to the detriment of any Company Entity; (iii) the Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, the Executive’s job duties and the failure was not cured within 30 days after written notice from the Company; (iv) breach by the Executive of any material provision of this Agreement; (v) material violation of any Company policy or code, or term of any agreement between the Executive and the Company; or (vi) substantial or habitual abuse of alcohol and/or drugs, including prescription medication or similar substances that impair the Executive’s job performance. Any termination of the Executive's employment by the Company for Cause shall be communicated by written notice from the Company to the Executive, which notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision (the “Notice of Termination”). The Executive shall not be deemed to have been terminated for Cause unless and until (x) the Executive receives a Notice of Termination from the Company; (y) the Executive is given the opportunity to be heard before the Board; and (z) the Board finds in its good faith opinion, the Executive engaged in the conduct set forth in the Notice of Termination. The Board may retroactively deem a termination of the Executive’s employment to have been for “Cause” if circumstances constituting “Cause” existed prior to the Executive’s date of termination, but become known to the Board after the date of termination.”

3.Amendment to the Good Reason Definition. Section 14(d) of the Employment Agreement is, as of the Amendment Effective Date, hereby amended and restated in its entirety to read as follows:

“(d) Good Reason. For purposes of this Agreement, “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the Term: (i) the Executive’s duties and responsibilities as set forth in Section 1 hereof are materially reduced; (ii) the Company shall require that the Executive’s primary location of employment be more than 50 miles from the location of the Company’s principal offices as of the date of this Agreement; (iii) a reduction in the Executive’s Base Salary as provided in Section 2 hereof; or (iv) a breach by the Company of any material provision of this Agreement. The Executive must provide the Company with a Notice of Termination no later than 60 calendar days after the Executive knows or should have known that an event constituting Good Reason has occurred. Following delivery of the Executive’s Notice of Termination, the Company shall have 30 calendar days to rectify the circumstances causing Good Reason. If the Company fails to rectify the events causing Good Reason within said 30 day period, or if the Company delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 60 day period after delivery of the Executive’s Notice of Termination (or, if earlier, upon receipt of a written notice stating that the circumstances cannot or shall not be rectified). Should the Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as the Executive has provided Notice of Termination within the Term.”

4.Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be executed and delivered by facsimile.

5.Conflicts. To the extent that terms of this Amendment are inconsistent with the terms of the Employment Agreement, this Amendment shall control.

6.Ratification of Employment Agreement. Except as set forth herein, the terms and conditions of the Employment Agreement shall continue in full force and effect.

7.Other Miscellaneous Terms. The provisions of Section 17 of the Employment Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date and year first above written.

SHIFT PLATFORM, INC.
By:	/s/ George Arison
Name:	George Arison
Title:	Co-Chief Executive Officer
EXECUTIVE
By:	/s/ Oded Shein
Name:	Oded Shein

[Signature Page to Employment Agreement Amendment]